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                                                                   Exhibit 10.26

                         STOCK OPTION GRANT NOTIFICATION


EXERCISE PRICE:  $________                GRANT DATE:  ________________
NUMBER OF SHARES: ________                EXPIRATION DATE:  ______________

GRANT OF OPTION. Citigroup Inc. (the "Company") hereby grants to you a non-qualified stock option (the "Option") to purchase _______ shares of Citigroup common stock at an exercise price of $ _______ per share (the "Exercise Price"). This grant is made pursuant to the Citigroup 1999 Stock Incentive Plan, as amended from time to time (the "Plan").

ADJUSTMENT FOR STOCK SPLITS. Stock splits and other events that affect the number of outstanding shares of Citigroup common stock will result in a corresponding adjustment to the number of shares and the Exercise Price of your Option.

VESTING. Your Option will vest and become exercisable in two installments. Fifty (50%) percent of the Option shall vest on [Grant Date plus one year], and the remaining fifty (50%) percent shall vest on [Grant Date plus two years], provided you remain a member of the Board of Directors of the Company.

OPTION TERM. Your Option will expire on ____________, which is ten (10) years from the Grant Date.

RETIREMENT, DEATH AND DISABILITY. If you retire from the Board at age 72, die or become disabled, your Option will vest, and will remain exercisable for three
(3) years following your termination of service as a director.

RESIGNATION FROM THE BOARD. If you elect to leave the Board voluntarily, you will have three (3) years following your termination of service as a director to exercise the vested portion of your Option, and any unvested portion will be cancelled. If you elect to leave the Board for personal reasons, which are approved by the Personnel, Compensation and Directors Committee of Citigroup on a case by case basis, your Option will fully vest and you will have three (3) years to exercise following your termination of service as a director.

PRECLEARANCE PROCEDURES. As a Section 16 insider of Citigroup, you are subject to the "short-swing" profit rules promulgated under the Securities Exchange Act of 1934. Under these rules, you are not permitted to realize any profit from an open-market purchase which occurs within six (6) months of an open-market sale or vice versa (an open market sale which occurs within six (6) months of an open-market purchase) ("short swing profits"). Under the terms of the existing Citigroup Stock Ownership Commitment, you will be permitted to sell 25% of the net shares you receive from an option exercise.

EXERCISE OF OPTION. If you decide to exercise your option, we ask that you pre-clear your exercise, as well as any open-market sale of shares by calling _____________ at _____________ or _____________ at _____________ .